DATED May 13, 2021
FILED PURSUANT TO RULE 433
REGISTRATION NO. 333-237475
CATERPILLAR FINANCIAL SERVICES CORPORATION
MEDIUM-TERM NOTES, SERIES J, FLOATING RATE NOTES DUE 2022

SUBJECT	FINAL PRICING DETAILS

Issuer:	Caterpillar Financial Services Corporation
Title of Securities:	Medium-Term Notes, Series J, Floating Rate Notes Due 2022
Format:	SEC Registered-Registration Statement Number 333-237475
Trade Date:	May 13, 2021
Settlement Date (Original Issue Date):	May 17, 2021
Maturity Date:	November 17, 2022
Principal Amount:
$500,000,000. The notes offered hereby are to be added to the original $500,000,000 aggregate principal amount of Medium-Term Notes, Series J, Floating Rate Notes Due 2022 settling on the Settlement Date. The notes offered hereby will have the same CUSIP number as the original Medium-Term Notes, Series J, Floating Rate Notes Due 2022 and will trade interchangeably with the original Medium-Term Notes, Series J, Floating Rate Notes Due 2022 immediately upon settlement. Upon completion of this offering, the aggregate principal amount outstanding of Medium-Term Notes, Series J, Floating Rate Notes Due 2022 will be $1,000,000,000.

Price to Public (Issue Price):	100.000%
Dealers’ Commission:	0.125% (12.5 basis points)
All-in-price:	99.875%
Net Proceeds to Issuer:	$499,375,000
Interest Rate Basis (Benchmark):	Compounded SOFR (as defined in the Preliminary Pricing Supplement dated May 10, 2021)
Index Currency:	U.S. Dollars
Spread (Plus or Minus):	15.0 basis points (0.150%)
Interest Rate Calculation:	Compounded SOFR determined on Interest Determination Date plus the Spread
Minimum Interest Rate:	0.000%
Initial Interest Rate:	Compounded SOFR determined on August 13, 2021 plus the Spread, accruing from and including May 17, 2021 to but excluding the first Interest Payment Date, calculated as described in the Preliminary Pricing Supplement dated May 10, 2021
Interest Reset Periods and Dates:	Quarterly on the 17th of February, May, August and November of each year prior to the Maturity Date, calculated as described in the Preliminary Pricing Supplement dated May 10, 2021
Interest Determination Dates:	Quarterly, two (2) U.S. Government Securities Business Days prior to each Interest Reset Date
Interest Payment Dates:	Interest will be paid quarterly on the 17th of February, May, August and November, commencing August 17, 2021 and ending on the Maturity Date

Interest Period:	The period from and including an Interest Payment Date (or, in the case of the first Interest Period, the Settlement Date) to, but excluding, the next Interest Payment Date (or, in the case of the final Interest Period, the Maturity Date)
Observation Period:	The period from and including two U.S. Government Securities Business Days preceding an Interest Payment Date to but excluding two U.S. Government Securities Business Days preceding the next Interest Payment Date, provided that the first Observation Period shall be from and including two U.S. Government Securities Business Days preceding the Settlement Date to but excluding two U.S. Government Securities Business Days preceding the first Interest Payment Date.
Day Count Convention:	Actual/360
Denominations:	Minimum denominations of $1,000 with increments of $1,000 thereafter
Sole Manager & Bookrunner:	Barclays Capital Inc.
Billing and Delivery Agent:	Barclays Capital Inc.
Exchange Rate Agent:	U.S. Bank National Association
Calculation Agent:	U.S. Bank National Association
CUSIP:	14913R2N6
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll free at (888) 603-5847.

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